Shimonov Barnea & Co

December 31, 2002

Nur Macroprinters Ltd.
12 Abba Hilel Silver Street
P.O. Box 1281
Lod 71111
Israel

Re:      NUR Macroprinters Ltd. - Registration Statement on Form S-8

Ladies and Gentlemen,

At your request, we are rendering this opinion as special Israeli counsel to NUR Macroprinters Ltd., an Israeli company (the “Company”), in connection with the proposed issuance pursuant to the NUR Macroprinters Ltd. 2000 Stock Option Plan (the “Plan”), of up to an aggregate of 2,000,000 ordinary shares, NIS 1.0 nominal value per share, of the Company (“Ordinary Shares”).

As such special counsel, we examined originals and copies of all such documents, records and other statements which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments, and certificates we have reviewed.

In giving the opinion expressed herein, no opinion is expressed as to the laws of any jurisdiction other than the State of Israel.

Based on such examination, we are of the opinion that the Company has duly authorized share capital sufficient for the 2,000,000 Ordinary Shares to be issued by the Company pursuant to the Plan, and such Ordinary Shares, when issued in accordance with the provisions of each Plan including payment therefore, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to this Registration Statement on Form S-8 and to the references to our name wherever it appears in said Registration Statement in connection with this opinion.

Yours truly, Shimonov Barnea & Co.